CONFIDENTIAL

MASTER AGREEMENT
BY AND BETWEEN
SIRIUSPOINT AMERICA INSURANCE COMPANY
AND
CLARENDON NATIONAL INSURANCE COMPANY
DATED AS OF APRIL 30, 2024

NOTE: CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

TABLE OF CONTENTS

Page
Section 1.1    Definitions    2
ARTICLE II CLOSING; REINSURANCE PREMIUM    8
Section 2.1    Closing..    8
Section 2.2    Closing Deliveries.    8
Section 2.3    Payment at Closing.    9
Section 2.4    Post-Closing Adjustments.    9
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY    10
Section 3.1    Organization, Standing and Corporate Power    10
Section 3.2    Authority.    10
Section 3.3    No Conflict or Violation..    11
Section 3.4    Governmental Consents    11
Section 3.5    Compliance.    11
Section 3.6    Broker..    12
Section 3.7    Actuarial Reports..    12
Section 3.8    Information Disclosed    12
Section 3.9    Financial.    12
Section 3.10    Absence of Changes.    13
Section 3.11    No Representations or Warranties    13
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF REINSURER    13
Section 4.1    Organization, Standing and Corporate Power..    13
Section 4.2    Authority.    14
Section 4.3    No Conflict or Violation.    14
Section 4.4    Governmental Consents    14
Section 4.5    Compliance.    15
Section 4.6    Broker.    15
Section 4.7    Financial Statements.    15
ARTICLE V COVENANTS    15
Section 5.1    Conduct of the Subject Business    15
Section 5.2    Access to Information    15
Section 5.3    Consents, Approvals and Filings.    16
Section 5.4    Public Announcements.    17
Section 5.5    Further Assurances    17
Section 5.6    Confidentiality..    18
Section 5.7    Commutation Agreement.    18
Section 5.8    Reinsurer Financial Statement..    18
Section 5.9    Equivalent Capital Credit.    18
ARTICLE VI CONDITIONS PRECEDENT    18
Section 6.1    Conditions to Each Party’s Obligations    18
i

Section 6.2    Conditions to Obligations of the Reinsurer.    19
Section 6.3    Conditions to Obligations of the Company.    19
ARTICLE VII INDEMNIFICATION    20
Section 7.1    Survival of Representations, Warranties and Covenants.    20
Section 7.2    Indemnification.    20
Section 7.3    Certain Limitations.    21
Section 7.4    Procedures for Third Party Claims.    22
Section 7.5    Direct Claims.    23
Section 7.6    Certain Other Matters.    23
ARTICLE VIII TERMINATION    24
Section 8.1    Termination of Agreement.    24
Section 8.2    Effect of Termination.    24
ARTICLE IX GENERAL PROVISIONS    25
Section 9.1    Fees and Expenses..    25
Section 9.2    Notices.    25
Section 9.3    Entire Agreement..    26
Section 9.4    Waiver and Amendment..    26
Section 9.5    Successors and Assigns..    26
Section 9.6    Headings..    26
Section 9.7    Dispute Resolution.    26
Section 9.8    Governing Law..    28
Section 9.9    Enforcement of Arbitration Award; Service of Suit.    28
Section 9.10    Third Party Beneficiaries..    29
Section 9.11    Counterparts.    29
Section 9.12    Severability..    30
Section 9.13    Currency..    30
Section 9.14    Construction.    30
Section 9.15    Certain Limitations.    31

Exhibits and Attachments

EXHIBIT A – Form of LPT Agreement
EXHIBIT B – Form of Administrative Services Agreement
EXHIBIT C – Form of Common Interest and Confidentiality Agreement
EXHIBIT D – Form of Guarantee
EXHIBIT E – Form of Closing Statement
Schedule I –    Ultimate Net Loss

Company Disclosure Schedule
Reinsurer Disclosure Schedule
ii

MASTER AGREEMENT

This MASTER AGREEMENT, dated as of April 30, 2024 (this “Agreement”), is made by and between SiriusPoint America Insurance Company, a New York insurance company (the “Company”), and Clarendon National Insurance Company, a Texas insurance company (the “Reinsurer”). In this Agreement, each of the Company and the Reinsurer are referred to individually as a “Party” and together as the “Parties”.
WHEREAS, the Company has issued certain workers’ compensation insurance contracts written during Policy Years 2018 to 2023 that constitute the Subject Business;
WHEREAS, the Parties desire to enter into this Agreement pursuant to which, on the terms and subject to the conditions set forth herein, at the Closing, among other things:
(a)the Company and the Reinsurer will enter into a Loss Portfolio Transfer Reinsurance Agreement substantially in the form of Exhibit A (the “LPT Agreement”), pursuant to which the Company will cede, and the Reinsurer will assume, one hundred percent (100%) of the risks and liabilities with respect to the Subject Business net of Inuring Reinsurance, subject to the Aggregate Limit and the terms and conditions specified in the LPT Agreement;
(b)the Company and the Administrator will enter into an Administrative Services Agreement substantially in the form of Exhibit B (the “Administrative Services Agreement”), pursuant to which the Administrator will provide administrative services with respect to the Subject Business;
(c)the Administrator, the Company and [*****], will enter into a Framework Agreement regarding the transition and reporting services to be provided by the Administrator and [*****] after the Closing on customary and commercially reasonable terms (the “FA”);
(d)the Company and the Reinsurer will enter into a Common Interest and Confidentiality Agreement substantially in the form of Exhibit C (the “Common Interest and Confidentiality Agreement”); and
(e)the Reinsurer shall deliver or cause to be delivered to the Company a Guarantee Agreement substantially in the form of Exhibit D (the “Guarantee”), pursuant to which the Guarantor shall irrevocably and unconditionally guarantee certain specified obligations of the Reinsurer under the LPT Agreement; and
WHEREAS, in the event that the Company does not receive Equivalent Capital Credit for the Guarantee, the Reinsurer will, as required from time to time under the LPT Agreement, provide to the Company one or more letters of credit issued by an Eligible Letter of Credit Bank and which satisfies the statutory credit for reinsurance requirements under New York Insurance Law (the “Eligible Letters of Credit”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the Parties hereby agree as follows:
Article I
DEFINITIONS
Section I.1Definitions. Capitalized terms used but not defined elsewhere in this Agreement shall have the meanings ascribed to them below:
“Acquisition Costs” means the [*****] fee payable, pursuant to the PMA, by the Company to [*****] and/or any of its Affiliates.
“Action” means any civil, criminal or administrative action, arbitration, suit, claim, litigation, examination or similar proceeding, in each case by or before a Governmental Authority.
“Administrator” means Enstar (US) Inc., a Delaware corporation.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” (including the terms “controlling”, “controlled by” and “under common control”) with respect to the relationship between or among two (2) or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.
“Aggregate Limit” shall have the meaning set forth in the LPT Agreement.
“Applicable Law” means any domestic or foreign, federal, state or local statute, law, ordinance or code, or any written rules or regulations or administrative interpretations issued by any Governmental Authority pursuant to any of the foregoing, in each case applicable to either Party, and any Order, writ, injunction, directive, judgment or decree of a Governmental Authority of competent jurisdiction applicable to either Party.
“Books and Records” means originals or copies of all records and all other data and information (in whatever form maintained) in the possession or control of the Company or its Affiliates to the extent relating to the Subject Business, including: (i) administrative records, (ii) claim records, (iii) policy and reinsurance contract files, (iv) sales records, (v) underwriting records and (vi) accounting records, but, excluding: (a) Tax Returns, (b) files, records, data and information with respect to employees or any employee benefit plan, (c) any materials or other information the disclosure or transfer of which would violate Applicable Law or a contract, agreement or obligation of confidentiality owing to a third party, jeopardize the protection of an attorney-client privilege or expose the disclosing Party to liability for disclosure of sensitive or personal information and (d) any internal drafts, opinions, valuations, correspondence or other materials prepared in connection with the negotiation, valuation and consummation of the transactions contemplated by this Agreement; provided that if any such records, information or data (or any portion thereof) referred to in the foregoing subclauses (i) to (vi) above do not relate to the Subject Business, such information shall not constitute “Books and Records” for purposes of this Agreement. Notwithstanding the foregoing, any records, information or data (or any portion thereof) related to the foregoing subclauses (i) to (vi) above that are maintained by [*****] or a non-Affiliate of the Company shall only constitute “Books and Records” for purposes of this Agreement if the Company has access to such records, information or data and has the right to give the Reinsurer access to such records, information or data.
“Burdensome Condition” means any restriction, condition, limitation, requirement or qualification that, individually or in the aggregate with all such restrictions, conditions, limitations, requirements or qualifications, would or would reasonably be expected to materially and adversely affect the economics of the transactions contemplated by this Agreement for a Party.
“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in New York City, New York or Hamilton, Bermuda are required or authorized by law to be closed.
“Carried Reserves” means the net carried reserves, including claims reserves and unearned premium reserves, of the Company with respect to the Ultimate Net Loss, determined by the Company (i) in accordance with Applicable Law and applicable accounting rules, consistently applied, and (ii) without regard to reinsurance ceded by the Company to any of its Affiliates, as applicable at any time, with respect to the Subject Business. For purposes of the LPT Agreement, “Carried Reserves” shall not, at any time, exceed the Aggregate Limit minus Ultimate Net Loss paid by the Reinsurer.
“Commutation Agreement” means that certain Commutation and Release Agreement by and between the Company and [*****], effective as of the Closing Date, pursuant to which the Company shall commute the reinsurance agreements pursuant to which the Company currently reinsures part of the Subject Business with [*****].
“Company Disclosure Schedule” means the disclosure schedule (including any attachments thereto) delivered by the Company to the Reinsurer in connection with, and constituting a part of, this Agreement.
“Confidentiality Agreement” means the Mutual Confidentiality Agreement, dated December 4, 2023 by and between SiriusPoint Ltd., an Affiliate of the Company, and Enstar Group Limited, an Affiliate of the Reinsurer.
[*****] means [*****], a [*****] corporation.
“Data Room” means the virtual data room coordinated by GCC on behalf of the Company in respect of the transaction contemplated by this Agreement.

“Domicile Accounting Rules” means the accounting principles prescribed or permitted under Applicable Law of the jurisdiction in which the Company is domiciled.
“Effective Date” means 11:59 p.m. Eastern Time on the Closing Date.
“Eligible Letter of Credit Bank” shall have the meaning set forth in the LPT Agreement.
“Equivalent Capital Credit” means, as determined by the Company in its sole discretion, substantially identical capital treatment or credit of the Guarantee by rating agencies and regulators, including, but not limited to, Fitch Ratings, Inc., Standard and Poor’s Rating Service, A.M. Best Company, Inc., Moody’s Investors Services, the Bermuda Monetary Authority and the New York Department of Financial Services, to that capital treatment or credit the Company would otherwise receive, ceteris paribus, for any Eligible Letters of Credit posted by the Reinsurer under the LPT Agreement.
“Estimated Reinsurance Premium” means the Company’s estimate of the Reinsurance Premium, as set forth in the Initial Closing Statement.
“Financial Statements” means audited statutory financial statements of the Company as required to be filed with applicable insurance Governmental Authorities.
“Funds Withheld Account” shall have the meaning set forth in the LPT Agreement.
“GCC” means Guy Carpenter & Company LLC.
“Governmental Authority” means any government, political subdivision, court, arbitrator, arbitration panel, mediator, mediation panel, board, commission, regulatory or administrative agency or other instrumentality thereof, whether federal, state, provincial, local or foreign and including any regulatory authority which may be partly or wholly autonomous.
“Gross Subject Premium” means the aggregate premiums collected by the Company for the Subject Business, inclusive of any audit premium and other premium adjustments (in each case, whether positive or negative); provided that no deductions are applied concerning applicable Acquisition Costs or the costs of applicable Inuring Reinsurance Premium.
“Guarantor” means Enstar Group Limited, a Bermuda exempted company.
“Indemnifiable Losses” means any and all damages, losses, liabilities, obligations, settlement payments, judgments, awards, fines, penalties, costs, and expenses (including reasonable attorneys’ fees and expenses); provided that any Indemnifiable Losses (i) shall in no event include any amounts constituting contingent, consequential, incidental, indirect, special, or punitive damages, including damages calculated on multiples of earnings or other financial metric approaches, loss of future revenue, income, or profits, or any diminution of value calculated based on a loss of future revenue, income, or profits, relating to the breach or alleged breach of this Agreement (except to the extent incurred by a third party and actually paid to such third party in connection with a Third Party Claim), unless such damages are a reasonably foreseeable result of the breach by the Indemnitor and (ii) shall be net of any amounts recovered by the Indemnitee for the Indemnifiable Losses under any insurance policy, reinsurance agreement, warranty, or indemnity or otherwise from any Person other than the Indemnitor or any of its Affiliates (net of all reasonable costs of such recovery), and the Indemnitee shall promptly reimburse the Indemnitor for any such amount that is received by it from any such other Person with respect to an Indemnifiable Losses after any indemnification with respect thereto has actually been paid pursuant to this Agreement.
“Indemnitee” means any Person entitled to indemnification under this Agreement.
“Indemnitor” means any Person required to provide indemnification under this Agreement.
“Indemnity Payment” means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement.
“Interim Paid UNL” means the aggregate amount of Ultimate Net Loss recorded as paid by the Company in its Financial Statements from the Valuation Date through and including the Effective Date; provided, however, that (i) if any amount that would be “Ultimate Net Loss” as defined in the LPT Agreement is included as paid by the Company prior to the Valuation Date in Schedule I to this Agreement, it shall not constitute Ultimate Net Loss for purposes of calculating Interim Paid UNL, and (ii) if any amount that would be “Ultimate Net Loss” as defined in the LPT Agreement is not included as paid by the Company prior to the Valuation Date in Schedule I of this Agreement, it shall constitute Ultimate Net Loss for purposes of calculating Interim Paid UNL.
“Inuring Reinsurance” means those outwards reinsurance coverages set forth in Schedule I of the LPT Agreement as applicable to the Subject Business on or after the Valuation Date, which shall be deemed to be in force for the purposes of calculating the Ultimate Net Loss and the Interim Paid UNL and shall include the coverage provided upon payment of any reinstatement premium.
“Inuring Reinsurance Premium” means the premiums, including reinstatement premiums and any future ceding commission adjustments, for the Inuring Reinsurance.
“Knowledge of the Company” means, as it relates to any fact or other matter, the actual knowledge of the chief executive officer, chief financial officer, chief underwriting officer, and/or chief actuary of the Company, after reasonable due inquiry of such fact or matter.
“Material Adverse Effect” means a material adverse effect on the financial condition or results of operations of the Subject Business, taken as a whole, but excluding any such effect to the extent resulting from, arising out of, or relating to: (i) general political, economic, or securities or financial market conditions (including changes in interest rates, changes in currency exchange rates, or changes in equity prices and corresponding changes in the value of the Subject Business); (ii) any occurrence or condition generally affecting participants in any jurisdiction or geographic area in any segment of the industries or markets in which the Subject Business operates; (iii) any change or proposed change in Domicile Accounting Rules or Applicable Law, or the interpretation or enforcement thereof; (iv) natural disasters, catastrophic events, communicable disease (including COVID-19, its variants, or any other epidemic or pandemic), hostilities, acts of war or terrorism, or any escalation or worsening thereof; (v) the negotiation, execution and delivery of, or compliance with the terms of, or the taking of any action required by, the Transaction Agreements, the failure to take any action prohibited by the Transaction Agreements, or the public announcement of, or consummation of, any of the transactions contemplated thereby; (vi) the identity of or facts related to the Reinsurer or the effect of any action taken by the Reinsurer or its Affiliates, or taken by the Company or any of its Affiliates at the request of the Reinsurer or with the Reinsurer’s prior consent; (vii) any downgrade or threatened downgrade in the rating or outlook assigned by any rating agency to the Company or any of its debt instruments; or (viii) any failure of the Company to meet any financial projections, forecasts, predictions, or targets (provided that clauses (vii) and (viii) shall not exclude the underlying causes of any such matters).
“Net Subject Premium Adjustment” means the greater of (i) USD [*****] and (ii) the amount by which the total Gross Subject Premium exceeds USD [*****], with such excess amount reduced by [*****] and the costs of applicable Inuring Reinsurance Premium applied to such excess as of the Closing Date.
“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
[*****] means [*****], an [*****] insurance company.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization, Governmental Authority, or other entity.
“PMA” means that certain Second Amended and Restated Program Manager Agreement, as amended or restated from time to time prior to the date hereof, by and between [*****] and the Company, dated as of December 1, 2022.
“Policy Year(s)” means the year of the policy effective date of any SP Contract.
“Reinsurance Premium” means an amount equal to (i) USD [*****], minus (ii) the Interim Paid UNL, plus (iii) the Net Subject Premium Adjustment.
“Reinsurer Disclosure Schedule” means the disclosure schedule (including any attachments thereto) delivered by the Reinsurer to the Company in connection with, and constituting a part of, this Agreement.
“Representative” means, with respect to any Person, such Person’s officers, directors, employees, managing directors, authorized board observers, agents, advisors, attorneys or consultants of such Person or an Affiliate of such Person.

“SP Contracts” means those insurance contracts, binders, slips, covers or other agreements of insurance, including supplements, riders, amendments, addendums and endorsements issued or written in connection therewith and extensions thereto, whether or not in-force, which were written by the Company with respect to the Subject Business prior to the Valuation Date.
“Subject Business” means those certain workers’ compensation insurance contracts issued by the Company for Policy Years 2018 to 2023, including addenda and endorsements thereto, directly written by [*****] with delegated authority from the Company.
“Tax” means any and all federal, state, foreign or local income, gross receipts, premium, capital stock, franchise, guaranty fund assessment, retaliatory, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, fee, duty, levy, custom, tariff, impost, assessment, obligation or charge of the same or of a similar nature to any of the foregoing, including any interest, penalty or addition thereto.
“Tax Return” means any report, estimate, extension request, information statement, claim for refund, or return relating to, or required to be filed in connection with, any Tax, including any schedule or attachment thereto, and any amendment thereof.
“Third Party Claim” means any Action made or brought by any Person that is not a Party to this Agreement or an Affiliate thereof.
“Transaction Agreements” means this Agreement, the LPT Agreement, the Administrative Services Agreement, the FA, the Common Interest and Confidentiality Agreement, and the Guarantee.
“Transaction Expenses” means, without duplication, all liabilities incurred by any Party for fees, expenses, costs, or charges as a result of the contemplation, negotiation, efforts to consummate, or consummation of the transactions contemplated by this Agreement, including any fees and expenses of brokers, investment bankers, attorneys, accountants, or other advisors, and any fees payable by such parties to Governmental Authorities or other third parties, in each case, in connection with the consummation of the transactions contemplated by this Agreement.
“Ultimate Net Loss” shall have the meaning set forth in the LPT Agreement.
“Valuation Date” means December 31, 2023.
In addition, the following terms shall have the respective meanings set forth in the following sections of this Agreement:

Term	Section
Accounting Firm	2.4(c)
Administrative Services Agreement	Recitals
Agreement	Preamble

Closing	2.1
Closing Date	2.1
Common Interest and Confidentiality Agreement	Recitals
Company	Preamble
Company Indemnified Persons	7.2(b)
Deadline Date	8.1(b)
Deductible	7.3(a)
Disclosure Schedules	9.14(g)
Disputed Item	2.4(b)
Eligible Letters of Credit	Recitals
Enforceability Exceptions	3.2
FAA	9.7(a)
FA	Recitals
Final Closing Statement	2.4(a)
Fundamental Representations	7.1(a)
Guarantee	Recitals
Initial Closing Statement	2.3(a)
LPT Agreement	Recitals
Notice of Disagreement	2.4(b)
Party	Preamble
[*****]	Recitals
Reinsurer	Preamble
Reinsurer Indemnified Persons	7.2(a)
Resolution Period	2.4(c)
Unresolved Items	2.4(c)

Article I
CLOSING; REINSURANCE PREMIUM
Section I.1Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place remotely via the exchange of documents and signature pages, at 11:59 pm, Eastern Time, (i) on June 30, 2024, subject to all the conditions set forth in Article VI having been satisfied or waived in accordance with this Agreement prior to such date and time (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions), (ii) if the Closing does not occur by June 30, 2024, then on the fifth (5th) Business Day following the satisfaction or waiver, by the Party entitled to waive the same, of all conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions), or (iii) on such other date, place and time as the Parties may mutually agree in writing (the date on which the Closing occurs being the “Closing Date”).
Section I.2Closing Deliveries.
(a)Company’s Closing Deliveries. At the Closing, the Company shall tender the consideration contemplated by Section 2.3(b) and also deliver to the Reinsurer:
(i)a certificate of the Company duly executed by an authorized officer, dated as of the Closing Date, certifying as to the Company’s compliance with the conditions set forth in Section 6.2(a) and Section 6.2(b); and
(ii)counterparts of each Transaction Agreement to be entered into by the Company or one of its Affiliates, duly executed by the Company or its Affiliate (subject to Section 2.2(c)).
(b)Reinsurer’s Closing Deliveries. At the Closing, the Reinsurer shall deliver to the Company:
(i)a certificate of the Reinsurer duly executed by an authorized officer of the Reinsurer, dated as of the Closing Date, certifying as to the Reinsurer’s compliance with the conditions set forth in Section 6.3(a) and Section 6.3(b); and
(ii)counterparts of each Transaction Agreement to be entered into by the Reinsurer or one of its Affiliates, duly executed by the Reinsurer or its Affiliate (subject to Section 2.2(c)).
(c)The Parties shall provide fully executed signature pages for their respective Closing deliverables required under Section 2.2(a) and Section 2.2(b) no later than three (3) Business Days prior to the anticipated Closing Date. The executed signature pages shall be held in escrow pending their release by the respective Party at the Closing.

Section I.3Payment at Closing.
(a)No later than ten (10) Business Days prior to the anticipated Closing Date, the Company shall deliver to the Reinsurer a statement in the form of Exhibit E hereto (the “Initial Closing Statement”) setting forth the Company’s good faith estimate of the Estimated Reinsurance Premium as of the Closing Date, which shall reflect its good faith estimate of the Interim Paid UNL and the Net Subject Premium Adjustment.
(b)As consideration for the reinsurance by the Reinsurer provided under the LPT Agreement, on the Closing Date (and to be adjusted in accordance with Section 2.4) the Company shall pay to the Reinsurer an amount equal to the Estimated Reinsurance Premium. This payment of the Estimated Reinsurance Premium shall consist of a credit by the Company, on behalf of the Reinsurer, to the Funds Withheld Account in an amount equal to the Estimated Reinsurance Premium.
Section I.4Post-Closing Adjustments.
(a)No later than ninety (90) calendar days following the Closing Date, the Company shall deliver to the Reinsurer a detailed statement in the form of Exhibit E hereto (the “Final Closing Statement”) setting forth the Company’s good faith calculation of the Reinsurance Premium as of the Closing Date, which shall reflect its good faith calculation of the Interim Paid UNL and the Net Subject Premium Adjustment as of the Closing Date.
(b)If the Reinsurer reasonably disagrees with the Final Closing Statement, the Reinsurer may, within forty-five (45) calendar days after receipt of the Final Closing Statement, deliver a notice of disagreement (a “Notice of Disagreement”) to the Company which specifies in reasonable detail each item that the Reinsurer in good faith disputes (each, a “Disputed Item”) and the amount in dispute for each such Disputed Item. If the Reinsurer does not deliver a Notice of Disagreement within such forty-five (45) calendar day period, then the Reinsurance Premium shall be deemed to equal the amount provided in the Final Closing Statement and such amount shall be final, binding and conclusive on the Parties.
(c)If a Notice of Disagreement is timely delivered pursuant to Section 2.4(b), the Parties shall, during the thirty (30) calendar days following the receipt of such Notice of Disagreement by the Company (the “Resolution Period”), use their commercially reasonable efforts to reach agreement on the Disputed Items. If, by the end of the Resolution Period, the Parties are unable to reach such agreement with respect to all of the Disputed Items, they shall promptly thereafter engage and submit the unresolved Disputed Items (the “Unresolved Items”) to Deloitte LLP, or in the event Deloitte LLP refuses or is unable to accept or resigns from appointment provided hereunder, another independent, nationally recognized accounting firm with relevant expertise mutually selected by the Parties (the “Accounting Firm”) which shall promptly review this Agreement and the Unresolved Items. The Accounting Firm shall issue its written determination with respect to each Unresolved Item and calculate the Reinsurance Premium on the basis of such determination within thirty (30) calendar days after the Unresolved Items are submitted for review to the Accounting Firm. Each Party shall use commercially reasonable efforts to furnish to the Accounting Firm such work papers, books, records and documents and other information pertaining to the Unresolved Items as the Accounting Firm may request. The determination of the Accounting Firm shall be final, binding and conclusive on the Parties. The fees, expenses and costs of the Accounting Firm incurred in rendering any determination pursuant to this Section 2.4 shall be split equally between the Parties.
(d)Following final resolution of the Reinsurance Premium, whether by the absence of timely delivery of a Notice of Disagreement or pursuant to Section 2.4(c), (i) if the Reinsurance Premium exceeds the Estimated Reinsurance Premium, the Company shall credit, on behalf of the Reinsurer, to the Funds Withheld Account an amount equal to such excess, or (ii) if the Estimated Reinsurance Premium exceeds the Reinsurance Premium, the Company shall debit from the Funds Withheld Account an amount equal to such excess. The amount of any adjustment to be made pursuant to this Section 2.4(d) shall also include an amount equal to the interest that would accrue on the amount of such adjustment from and including the Closing Date to but excluding the date of credit or debit at a rate per annum, based on a 365-day year, equal to five and three tenths percent (5.3%). Such interest shall be payable at the same time as the payment to which it relates.
Article II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to and as qualified by the matters set forth in the Company Disclosure Schedule the Company represents and warrants to the Reinsurer as of the date of this Agreement and as of the Closing Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall be true and correct as of such specific date) as follows:
Section II.1Organization, Standing and Corporate Power. The Company is an insurer duly incorporated, validly existing and in good standing under the laws of New York and has all requisite corporate power and authority to carry on the operations of its business as they are now being conducted. As of the Closing Date, the Company will have obtained all authorizations and approvals required under Applicable Law to perform the obligations contemplated of the Company under the Transaction Agreements to which it will be a party.
Section II.2Authority. The Company has the requisite corporate (or other organizational) power and authority to enter into the Transaction Agreements to which it is or will be a party and to consummate the transactions contemplated thereby. The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it will be a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other organizational action on the part of the Company. This Agreement has been, and the other Transaction Agreements that the Company will execute and deliver at the Closing will be, duly executed and delivered by the Company and, assuming the Transaction Agreements constitute valid and binding agreements of the other parties thereto, constitute or will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (clauses (i) and (ii) shall be referred to as, the “Enforceability Exceptions”).
Section II.3No Conflict or Violation. The execution, delivery and performance by the Company of the Transaction Agreements to which it is or will be a party and the consummation of the transactions contemplated thereby in accordance with the respective terms and conditions thereof will not (i) violate any provision of the organizational documents of the Company, (ii) violate any permit or Order against or imposed or binding upon, the Company in any material respect, or (iii) conflict with, result in a breach of or default under, be prohibited by, require any consent or other action under, or give rise to a right of termination, amendment or acceleration under, any material contract or instrument to which the Company is a party. Except as disclosed in Section 3.3 of the Company Disclosure Schedule, as of the date of this Agreement, there is no material claim (other than ordinary course claims and claims litigation), action, suit, litigation, legal, administrative or arbitration proceeding, regulatory inquiry, investigation or examination relating to the Subject Business which is pending or threatened against or involving the Company or any of its Affiliates, or any assets, properties, rights or privileges of the Company or any of its Affiliates that, in each case, challenges or may reasonably be expected to have the effect of preventing or delaying or making unlawful the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements.
Section II.4Governmental Consents. Subject to the matters referred to in the next sentence, the execution, delivery and performance by the Company of the Transaction Agreements to which it is or will be a party and the consummation of the transactions contemplated thereby in accordance with their respective terms and conditions will not contravene any Applicable Law in any material respect or impair the ability of the Company to consummate the transactions contemplated by the Transaction Agreements or perform its obligations thereunder. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery by the Company of this Agreement or the other Transaction Agreements to which it will be party, or the consummation by the Company of the transactions contemplated hereby or thereby, except for the approvals, filings, and notices set forth in Section 3.4 of the Company Disclosure Schedule and such other consents, approvals, authorizations, declarations, filings, or notices that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or impair the ability of the Company to consummate the transactions contemplated by the Transaction Agreements or perform its obligations thereunder.
Section II.5Compliance.
(a)Except as disclosed in Section 3.5 of the Company Disclosure Schedule, the Company is in compliance in all material respects with all Applicable Law, its organizational documents and all material permits and licenses issued to the Company by any Governmental Authority. The SP Contracts are (or were, with respect to expired or cancelled SP Contracts) in full force and effect with respect to the coverage periods stated therein and are valid and enforceable by the issuing insurance company in accordance with their terms, subject to the Enforceability Exceptions, and the issuing insurance company is not in default under such SP Contracts in any material respect and no event has occurred or is occurring which would create such a default by the issuing insurance company under the SP Contracts (it being understood that claims under the SP Contracts that are the subject of a good faith dispute shall not constitute defaults under the SP Contracts for purpose of this Section 3.5). Each SP Contract was issued in compliance in all material respects with Applicable Law and there are no pending or threatened disputes with respect to any SP Contracts that would, individually or in the aggregate, be material to the liabilities to be assumed by the Reinsurer under the LPT Agreement or are otherwise outside the ordinary course of business.
(b)As of the date hereof, to the Knowledge of the Company, other than as a result of ordinary course claims litigation, there are no (i) material outstanding Orders or assessments relating to the Subject Business against or involving the Company or any of its Affiliates or any of their respective assets related to the Subject Business, (ii) material consent agreements, commitment agreements, capital maintenance or similar written agreements entered into between any Governmental Authority and the Company or any of its Affiliates that expressly relate to the Subject Business or (iii) pending or, to the Knowledge of the Company, threatened material Orders or assessments by a Governmental Authority related to the Subject Business against or involving the Company or any of its Affiliates or any of their respective assets.
Section II.6Broker. No broker or finder other than GCC has acted directly or indirectly for the Company which might be entitled to any fee or commission from the Reinsurer or its Affiliates in connection with the transactions contemplated by this Agreement. The Company shall be responsible for any fee due to GCC in connection with the transactions contemplated by this Agreement.
Section II.7Actuarial Reports. The Company and its Affiliates have made available to the Reinsurer true and correct copies of the actuarial reports set forth on Section 3.7 of the Company Disclosure Schedule. The factual information and factual data of the Company made available by the Company and its Affiliates upon which such reports were based were true and correct in all material respects.
Section II.8Information Disclosed. As of the date of this Agreement, to the Knowledge of the Company: (i) all material relevant information relating to the Subject Business as of the Valuation Date has been provided in the Data Room and (ii) the contents of the Data Room, including the claims files relating to the Subject Business, were accurate and complete in all material respects and did not omit any material fact or document necessary to make the information provided in the Data Room not misleading as of the date it was so provided.
Section II.9Financial. Except as set forth in Section 3.9 of the Company Disclosure Schedules, the reserves for the Subject Business as included in the Data Room were computed: (i) in all material respects in accordance with generally accepted actuarial standards, consistently applied, Applicable Law and the SP Contracts and (ii) based on the information available as of the Valuation Date. Such reserves do not include the effect of any internal reinsurance issued by the Company or its Affiliates which benefits the Subject Business and will be unaffected by any intragroup commutation. Notwithstanding anything to the contrary herein, nothing in this Section 3.9 shall be construed as a representation or warranty with respect to the adequacy of the reserves for the Subject Business.
Section II.10Absence of Changes.
(a)As of the date of this Agreement, the Company has no intent to strengthen its estimates of Ultimate Net Loss such that Carried Reserves would be reasonably expected to exceed the Funds Withheld Account at Closing.
(b)Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, since the Valuation Date, the Subject Business has been conducted in all material respects in the ordinary course consistent with past practices.
(c)Since the Valuation Date to the date of this Agreement:
(i)the Company has not increased its aggregate ultimate loss provisions for the Subject Business, except to recognize loss from premium earnings; and
(ii)there has not been any adverse event, change or circumstance that, individually or in the aggregate, has materially increased, or, as of the date of this Agreement, would reasonably be expected to materially increase, the liabilities to be reinsured by the Reinsurer under the LPT Agreement.
(d)From the date of this Agreement to the Closing Date, there has not been any adverse event, change or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the liabilities to be reinsured by the Reinsurer under the LPT Agreement.
Section II.11No Representations or Warranties. The Company makes no representations or warranties with respect to this Agreement other than those expressly set forth in this Article III. The representations and warranties of the Company contained in this Article III are limited to this Agreement, and are not intended to be representations or warranties of the Company under any other Transaction Agreements. Nothing contained herein shall be construed to alter or add to any representations or warranties that may be separately given by the Company under any other Transaction Agreement (which representations and warranties shall relate solely to the Transaction Agreement in which they are given).
Article III
REPRESENTATIONS AND WARRANTIES OF REINSURER
Subject to and as qualified by the matters set forth in the Reinsurer Disclosure Schedule, the Reinsurer represents and warrants to the Company as of the date of this Agreement and as of the Closing Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall be true and correct as of such specific date) as follows:
Section III.1Organization, Standing and Corporate Power. The Reinsurer is an insurance company duly organized, validly existing and in good standing under the laws of Texas and has all requisite corporate power and authority to carry on the operations of its business as they are now being conducted. As of the Closing Date, the Reinsurer will have obtained all authorizations and approvals required under Applicable Law to perform the obligations contemplated of the Reinsurer under the Transaction Agreements to which it is a party.
Section III.2Authority. The Reinsurer has the requisite corporate (or other organizational) power and authority to enter into the Transaction Agreements to which it is or will be a party and to consummate the transactions contemplated thereby. The execution and delivery by the Reinsurer of this Agreement and the other Transaction Agreements to which it will be a party and the consummation by the Reinsurer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other organizational action on the part of the Reinsurer. This Agreement has been, and the other Transaction Agreements that the Reinsurer will execute and deliver at the Closing will be, duly executed and delivered by the Reinsurer and, assuming the Transaction Agreements constitute valid and binding agreements of the other parties thereto, constitute or will constitute valid and binding obligations of the Reinsurer, enforceable against the Reinsurer in accordance with their terms, subject to the Enforceability Exceptions.
Section III.3No Conflict or Violation. The execution, delivery and performance by the Reinsurer of the Transaction Agreements to which it is or will be a party and the consummation of the transactions contemplated thereby in accordance with the respective terms and conditions thereof will not (i) violate any provision of the organizational documents of the Reinsurer, (ii) violate any permit or Order against or imposed or binding upon, the Reinsurer in any material respect, or (iii) conflict with, result in a breach of or default under, be prohibited by, require any consent or other action under, or give rise to a right of termination, amendment or acceleration under, any material contract or instrument to which the Reinsurer is a party. As of the date of this Agreement, there is no material claim, action, suit, litigation, legal, administrative or arbitration proceeding, regulatory inquiry, investigation or examination which is pending or threatened against or involving the Reinsurer or any of its Affiliates, or any assets, properties, rights or privileges of the Reinsurer or any of its Affiliates that, in each case, challenges or may reasonably be expected to have the effect of preventing or delaying or making unlawful the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements.
Section III.4Governmental Consents. Subject to the matters referred to in the next sentence, the execution, delivery and performance by the Reinsurer of the Transaction Agreements to which it is or will be a party and the consummation of the transactions contemplated thereby in accordance with their respective terms and conditions will not contravene any Applicable Law in any material respect or impair the ability of the Reinsurer to consummate the transactions contemplated by the Transaction Agreements or perform its obligations thereunder. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Reinsurer in connection with the execution and delivery by the Reinsurer of this Agreement or the other Transaction Agreements to which it will be a party, or the consummation by the Reinsurer of the transactions contemplated hereby or thereby, except for the approvals, filings, and notices set forth in Section 4.4 of the Reinsurer Disclosure Schedule and such other consents, approvals, authorizations, declarations, filings, or notices that, if not obtained or made, would not, individually or in the aggregate, impair the ability of the Reinsurer to consummate the transactions contemplated by the Transaction Agreements or perform its obligations thereunder.
Section III.5Compliance.
(a)Except as disclosed in Section 4.5 of the Reinsurer Disclosure Schedule, the Reinsurer is and has been in compliance in all material respects with all Applicable Laws, its organizational documents and all material permits and licenses issued to the Reinsurer by any Governmental Authority.
(b)Within the past five (5) years, no Governmental Authority has revoked any license or status held by the Reinsurer to conduct its business or operations.
Section III.6Broker. No broker or finder has acted directly or indirectly for the Reinsurer which might be entitled to any fee or commission from the Company or its Affiliates in connection with the transactions contemplated by this Agreement.
Section III.7Financial Statements. The Reinsurer has previously delivered to the Company copies of (i) the audited annual financial statements of the Reinsurer as of and for the year ended December 31, 2022; and (ii) the unaudited quarterly financial statements of the Reinsurer as of and for the quarter ended September 30, 2023. Such financial statements were prepared in accordance with U.S. statutory accounting principles consistently applied and fairly present, in all material respects in accordance therewith, the assets, liabilities and capital and surplus of the Reinsurer at their respective dates and the results of operations, changes in surplus and cash flows of the Reinsurer at and for the periods indicated. Since the date of the last audited financial statements of the Reinsurer, there has been no change (nor any development or event involving a prospective change of which the Reinsurer is, or might reasonably be expected to be, aware) which is materially adverse to the condition (financial or otherwise), prospects, results of operations or general affairs of the Reinsurer.
Article IV
COVENANTS
Section IV.1Conduct of the Subject Business. Except as expressly required by any Transaction Agreement or as required by Applicable Law or Domicile Accounting Rules, the Company shall operate the Subject Business in the ordinary course and shall not, and shall cause its Affiliates not to, without the prior written consent of the Reinsurer (which consent shall not be unreasonably withheld, conditioned, or delayed), (i) amend or terminate any SP Contract or waive any material rights thereunder, (ii) enter into any new reinsurance agreements with respect to the Subject Business, (iii) materially change any claims handling or reserving policy, practice or procedure with respect to the Subject Business, or (iv) enter into a binding agreement to take any of the foregoing actions.
Section IV.2Access to Information. From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement, upon five (5) Business Days prior notice, the Reinsurer, at its own expense, shall have the right to inspect all Books and Records at any reasonable time during normal business hours at the office of the Company or via remote access; provided, however, that if any Books and Records are maintained by the Company’s Representatives, then the Company shall undertake commercially reasonable efforts to make such Books and Records available to the Reinsurer in accordance with this Section 5.2. The Company shall not be obligated to provide access to any such Books and Records hereunder if the Company believes in good faith that doing so would violate a contract, agreement or obligation of confidentiality to which the Company is a party or by which the Company is bound, jeopardize the protection of an attorney-client privilege, or expose the Company or its Affiliates to liability for disclosure of sensitive or personal information, it being understood that the Company shall use its commercially reasonable efforts to enable such information to be furnished or made available to the Reinsurer without so jeopardizing privilege, contravening such obligation or exposing the Company or its Affiliates to such liability. Without limiting the terms thereof, the provisions of Section 5.6 shall govern the obligations of the Reinsurer and its Representatives with respect to all information of any type furnished or made available to them pursuant to this Section 5.2.
Section IV.3Consents, Approvals and Filings.
(a)Subject to the terms and conditions hereof, the Company and the Reinsurer shall each use their reasonable best efforts, and shall cooperate fully with each other: (i) to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by the Transaction Agreements; and (ii) to obtain as promptly as practicable all necessary permits, Orders, or other consents, approvals or authorizations of Governmental Authorities and consents or waivers of all other third parties necessary in connection with the consummation of the transactions contemplated by the Transaction Agreements (including those set forth in Section 3.4 of the Company Disclosure Schedule) and Section 4.4 of the Reinsurer Disclosure Schedule.
(b)In connection with this Section 5.3, the Company and the Reinsurer shall make and cause their respective Affiliates to make all legally required filings as promptly as practicable (but in any case no later than fifteen (15) Business Days after the date of this Agreement) in order to facilitate prompt consummation of the transactions contemplated by the Transaction Agreements, and shall provide and shall cause their respective Affiliates to provide such information and communications to Governmental Authorities as such Governmental Authorities may request, shall take and shall cause their respective Affiliates to take all steps that are necessary, proper or advisable to avoid any Action by any Governmental Authority with respect to the transactions contemplated by the Transaction Agreements, and shall defend or contest in good faith any Action by any third party (including any Governmental Authority), whether judicial or administrative, challenging any of the Transaction Agreements or the transactions contemplated thereby, or that could otherwise prevent, impede, interfere with, hinder, or delay in any material respect the consummation of the transactions contemplated thereby, including by using its reasonable best efforts to have vacated or reversed any stay or temporary restraining order entered with respect to the transactions contemplated by any of the Transaction Agreements by any Governmental Authority, and shall consent to and comply with any condition imposed by any Governmental Authority on its grant of any such permit, Order, consent, approval, or authorization; provided that neither Party nor any of their respective Affiliates shall have to agree to any Burdensome Condition.
(c)Each of the Parties shall provide to the other Party copies of all applications or other communications to Governmental Authorities in connection with this Agreement in advance of the filing or submission thereof (subject to such Party’s right to redact or exclude any information that such Party determines is proprietary or competitively sensitive).
(d)Without limiting the generality of the foregoing, the Parties shall use commercially reasonable efforts to avoid the imposition or occurrence of any Burdensome Condition by a Governmental Authority. The Parties shall confer in good faith for a reasonable period of time to: (i) exchange and review their respective views and positions as to any Burdensome Condition or potential Burdensome Condition, and (ii) discuss and present to, and engage with, the applicable Governmental Authority regarding any approaches or actions that would avoid any actual Burdensome Condition or mitigate its impact such that the impact would no longer be a Burdensome Condition.
Section IV.4Public Announcements. Each of the Reinsurer and the Company, and their respective Affiliates, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated by the Transaction Agreements and shall not issue any such press release or make any such public statement with respect to such matters without the advance approval of the other Party following such consultation (such approval not to be unreasonably withheld, delayed, or conditioned), except as may be required by Applicable Law or by the requirements of any securities exchange; provided that in the event that either Party is required by Applicable Law or the requirements of any securities exchange to issue any such press release or make any public statement and it is not feasible to obtain the advance approval of the other Party as required by this Section 5.4, the Party that issues such press release or makes such statement shall provide the other Party with notice and a copy of such press release or statement as soon as reasonably practicable.
Section IV.5Further Assurances. The Company and the Reinsurer shall (i) execute and deliver, or shall cause to be executed and delivered, such documents, certificates, agreements, and other writings and shall take, or shall cause to be taken, such further actions as may be reasonably required or requested by the other Party to carry out the provisions of the Transaction Agreements and consummate or implement expeditiously the transactions contemplated by the Transaction Agreements; and (ii) refrain from taking any actions that could reasonably be expected to impair, delay, or impede the Closing. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each Party agrees to use its commercially reasonable efforts, except to the extent that a higher standard might be imposed elsewhere in this Agreement, to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper, or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Transaction Agreements. Prior to the Closing, the Parties shall, and shall cause their respective Affiliates to, discuss in good faith the terms of the FA to address the particular commercial needs and limitations of the Parties with respect to the administration of the Subject Business after the Closing and the transfer of such administration from [*****] to the Administrator, with the mutual intent being that the FA will be on customary and commercially reasonable terms when executed at the Closing. If the Parties will be unable to enter into the FA with [*****] at the Closing, the Company and the Reinsurer shall enter into a framework agreement at the Closing pursuant to which the Company shall undertake commercially reasonable efforts to assign or otherwise convey to the Reinsurer the services provided by [*****] to the Company pursuant to the PMA, subject to the terms and conditions of the PMA, and such framework agreement shall then constitute the FA for purposes of this Agreement and the Transaction Agreements and all references to FA in this Agreement shall thereafter be understood to mean such framework agreement.
Section IV.6Confidentiality. The Parties agree that the Confidentiality Agreement shall be deemed to be incorporated herein and shall remain in full force and effect notwithstanding the termination provisions thereof and, in addition, covenant and agree to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to the other pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 5.6 shall nonetheless continue in full force and effect in accordance with its terms.
Section IV.7Commutation Agreement. The Company shall, and shall cause its Affiliates to, use their reasonable best efforts to sign the Commutation Agreement promptly following the date hereof and to cause the transactions contemplated thereby to be completed as of the Closing Date. The Company shall keep the Reinsurer reasonably informed regarding the negotiation of the Commutation Agreement. The Commutation Agreement shall contain a full and final release of all claims by [*****] and its Affiliates with respect to the Subject Business the Company reinsured with [*****]. The Company shall indemnify and hold harmless the Reinsurer from any claims by [*****] or its Affiliates arising from or related to the Commutation Agreement or the reinsurance agreements commuted thereby.
Section IV.8Reinsurer Financial Statement. The Reinsurer shall deliver to the Company copies of the audited annual financial statements of the Reinsurer as of and for the year ended on December 31, 2023 within five (5) Business Days of when such financial statements become available.

Section IV.9Equivalent Capital Credit. Promptly after the date hereof, the Company shall undertake commercially reasonable efforts to obtain Equivalent Capital Credit for the Guarantee.
Article V
CONDITIONS PRECEDENT
Section V.1Conditions to Each Party’s Obligations. The obligations of the Reinsurer and the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following conditions:
(a)Approvals. All consents, approvals or authorizations of, declarations or filings with, or notices to any Governmental Authority in connection with the transactions contemplated hereby that are set forth in Section 3.4 of the Company Disclosure Schedule and Section 4.4 of the Reinsurer Disclosure Schedule shall have been obtained or made and shall be in full force and effect, each without the imposition of a Burdensome Condition, and all waiting periods required under Applicable Law with respect thereto shall have expired or been terminated.
(b)No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other Order issued by any court of competent jurisdiction and no statute, rule, or regulation of any Governmental Authority preventing the consummation of the material transaction contemplated by the Transaction Agreements shall be in effect; provided that the Party asserting the failure of this condition shall have used its reasonable best efforts to have any such Order or injunction vacated.
If the Closing occurs, all conditions set forth in this Section 6.1 that have not been fully satisfied as of the Closing shall be deemed to have been duly waived by the Reinsurer and the Company.

Section V.2Conditions to Obligations of the Reinsurer. The obligations of the Reinsurer to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following additional conditions:
(a)Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (without giving effect to any limitation set forth therein as to materiality or Material Adverse Effect) shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty speaks only as of an earlier date, in which event such representation and warranty shall have been true and correct as of such date, including, without limitation, Sections 3.10(c) and (d)), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with all agreements, obligations, and covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date.

(c)Closing Deliveries. The Company shall have delivered or caused to be delivered to the Reinsurer each of the documents required to be delivered pursuant to Section 2.2.
If the Closing occurs, all conditions set forth in this Section 6.2 that have not been fully satisfied as of the Closing shall be deemed to have been duly waived by the Reinsurer.

Section V.3Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following additional conditions:
(a)Representations and Warranties. The representations and warranties of the Reinsurer set forth in this Agreement (without giving effect to any limitation set forth therein as to materiality) shall be true and correct on and as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty speaks only as of an earlier date, in which event such representation and warranty shall have been true and correct as of such date), except where the failure of all such representations and warranties to be so true and correct would not, individually or in the aggregate, impair the ability of the Reinsurer to consummate any of the transactions contemplated by the Transaction Agreements.
(b)Performance of Obligations of Reinsurer. The Reinsurer shall have performed and complied in all material respects with all agreements, obligations, and covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date.
(c)Closing Deliveries. The Reinsurer shall have delivered or caused to have delivered to the Company each of the documents required to be delivered pursuant to Section 2.2.
(d)Commutation Agreement. All consents, non-objections or approvals required by applicable insurance regulators, including but not limited to the New York Department of Financial Services, in connection with the Commutation Agreement shall have been obtained or made.
If the Closing occurs, all conditions set forth in this Section 6.3 that have not been fully satisfied as of the Closing shall be deemed to have been duly waived by the Company.

Article VI
INDEMNIFICATION
Section VI.1Survival of Representations, Warranties and Covenants.
(a)The representations and warranties of the Company and the Reinsurer contained in this Agreement shall survive the Closing solely for purposes of this Article VII and shall terminate and expire on that certain date which is eighteen (18) months following the Closing Date; provided that the representations and warranties made in Section 3.1 (Organization, Standing and Corporate Power), Section 3.2 (Authority), Section 4.1 (Organization, Standing

and Corporate Power) and Section 4.2 (Authority) (collectively, the “Fundamental Representations”), shall survive until the expiration of the applicable statute of limitations. Any claim for indemnification in respect of any representation or warranty that is not asserted by notice given as required herein prior to the expiration of the applicable survival period specified in this Section 7.1(a) shall not be valid and any right to indemnification is hereby irrevocably waived after the expiration of such period of survival. Any claim properly made for an Indemnifiable Loss in respect of such a breach asserted within such period of survival as herein provided will be timely made for purposes hereof.
(b)To the extent that it is to be performed after the Closing, each covenant in this Agreement will, for purposes of this Article VII, survive and remain in effect in accordance with its terms plus a period of six (6) months thereafter solely for the purposes of the Parties’ indemnification obligations, after which no claim for indemnification with respect thereto may be brought hereunder. All covenants in this Agreement that by their terms are required to be fully performed prior to the Closing shall survive for a period of six (6) months after the Closing solely for purposes of the Parties’ indemnification obligations, after which time no claim for indemnification with respect thereto may be brought hereunder.
Section VI.2Indemnification.
(a)Subject to Section 7.1, the Company shall indemnify and hold harmless the Reinsurer and its Affiliates (collectively, the “Reinsurer Indemnified Persons”) from and against any and all Indemnifiable Losses to the extent resulting from or arising out of:
(i)any breach of any representation or warranty of the Company made in Article III of this Agreement; or
(ii)any breach or nonfulfillment of any agreement or covenant of the Company under this Agreement.
(b)Subject to Section 7.1, the Reinsurer shall indemnify and hold harmless the Company and its Affiliates (collectively, the “Company Indemnified Persons”) from and against any and all Indemnifiable Losses to the extent resulting from or arising out of:
(i)any breach of any representation or warranty of the Reinsurer made in Article IV of this Agreement; or
(ii)any breach or nonfulfillment of any agreement or covenant of the Reinsurer under this Agreement.
(c)For purposes of determining whether a breach of a representation or warranty has occurred and the amount of any Indemnifiable Losses under this Article VII, each representation and warranty contained in this Agreement shall be read without regard to any materiality or Material Adverse Effect qualifier contained therein, except to the extent that the foregoing results in a breach of a representation or warranty due solely to the failure of a Party to list any item or matter on a schedule hereto in reliance on such qualification.

Section VI.3Certain Limitations.
(a)The Company will not be obligated to indemnify and hold harmless the Reinsurer Indemnified Persons under Section 7.2(a)(i) and the Reinsurer will not be obligated to indemnify and hold harmless the Company Indemnified Persons under Section 7.2(b)(i) unless and until the aggregate amount of all Indemnifiable Losses under Section 7.2(a)(i) or under Section 7.2(b)(i), respectively, exceeds USD [*****] (the “Deductible”), at which point the indemnifying Party shall be liable for Indemnifiable Losses that are in excess of the Deductible, subject to the limitations set forth in this Article VII. The maximum aggregate liability of the Company to all the Reinsurer Indemnified Persons for any and all Indemnifiable Losses under Section 7.2(a)(i) shall not exceed USD [*****]. The maximum aggregate liability of the Reinsurer to the Company Indemnified Persons for any and all Indemnifiable Losses under Section 7.2(b)(i) shall not exceed USD [*****].
(b)The maximum aggregate liability of the Company to all the Reinsurer Indemnified Persons for any and all Indemnifiable Losses due to any breach of the covenants under Section 7.2(a)(ii) shall not exceed USD [*****]. The maximum aggregate liability of the Reinsurer to all the Company Indemnified Persons for any and all Indemnifiable Losses due to any breach of the covenants under Section 7.2(b)(ii) shall not exceed USD [*****].
(c)The limitations contained in Section 7.3(a) and Section 7.3(b) shall not apply to breaches of the Fundamental Representations or in the case of fraud or willful or intentional misconduct conduct by the indemnifying Party.
(d)No Reinsurer Indemnified Person or Company Indemnified Person shall be entitled to indemnification pursuant to this Article VII for Indemnifiable Losses to the extent (i) such Person could have, with commercially reasonable efforts, mitigated or prevented such Indemnifiable Losses or (ii) such Indemnifiable Losses result from or are magnified by the action or inaction of such Person after the Closing.
(e)No Reinsurer Indemnified Person shall be entitled to indemnification with respect to any particular Indemnifiable Loss to the extent such Indemnifiable Loss was reflected or provided for or reserved against in the calculation of the Reinsurance Premium.
(f)In the event a claim or any Action for indemnification under this Article VII has been finally determined, the amount of such final determination shall be paid (i) if the Indemnitee is a Reinsurer Indemnified Person, by the Company to the Reinsurer Indemnified Person and, (ii) if the Indemnitee is a Company Indemnified Person, by the Reinsurer to the Company Indemnified Person, in each case on demand by wire transfer of immediately available funds to an account designated by the Company or the Reinsurer, as applicable. A claim or an Action, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Article VII when the Parties have so determined by mutual agreement or, if disputed, when a final non-appealable Order has been entered into with respect to such claim or Action.

(g)The Parties acknowledge and agree that, if the Closing occurs, except in the case of fraud, their sole and exclusive remedy following the Closing at law or in equity with respect to this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or in tort, whether at law or in equity, or otherwise, shall be pursuant to the provisions set forth in this Article VII.
Section VI.4Procedures for Third Party Claims.
(a)If any Indemnitee receives notice of assertion or commencement of any Third Party Claim against such Indemnitee in respect of which an Indemnitor may be obligated to provide indemnification under this Agreement, the Indemnitee shall give such Indemnitor prompt written notice (but in no event later than thirty (30) calendar days after becoming aware) thereof and such notice shall include a reasonable description of the claim and any documents relating to the claim and an estimate of the Indemnifiable Loss and shall reference the specific sections of this Agreement that form the basis of such claim; provided that no delay on the part of the Indemnitee in notifying any Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor is actually prejudiced by such delay (except that the Indemnitor shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnitor, within five (5) Business Days after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.
(b)The Indemnitor shall be entitled to participate in the defense of any Third Party Claim and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnitor. Such assumption of defense shall not be deemed to be an admission or assumption of liability by the Indemnitor. Should the Indemnitor so elect to assume the defense of a Third Party Claim, the Indemnitor shall not as long as it conducts such defense be liable to the Indemnitee for legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof. If the Indemnitor assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor, it being understood that the Indemnitor shall control such defense. The Indemnitor shall be liable for the reasonable fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnitor has not assumed the defense thereof (other than during any period in which the Indemnitee shall have not yet given notice of the Third Party Claim as provided above). If the Indemnitor chooses to defend any Third Party Claim, all of the Parties shall, and shall cause their respective Affiliates to, cooperate in the defense thereof. Such cooperation shall include the retention and (upon the Indemnitor’s request) the provision to the Indemnitor of records and information that are relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnitor shall have assumed the defense of a Third Party Claim, the Indemnitee shall not admit any liability with respect to, or pay, settle, compromise, or discharge, such Third Party Claim without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed), and any such admission, payment, settlement, compromise, or discharge without the Indemnitor’s prior written consent shall be deemed to be a waiver by the Indemnitee of any right to indemnity for all Indemnifiable Losses related to such Third Party Claim. If the Indemnitor has assumed the defense of a Third Party Claim, the Indemnitor may only pay, settle, compromise, or discharge a Third Party Claim with the Indemnitee’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed); provided that the Indemnitor may pay, settle, compromise, or discharge such a Third Party Claim without the written consent of the Indemnitee if such settlement (i) includes a release of the Indemnitee from all liability in respect of such Third Party Claim, (ii) does not subject the Indemnitee to any injunctive relief or other equitable remedy, and (iii) does not include a statement or admission of fault, culpability, or failure to act by or on behalf of the Indemnitee. If the Indemnitor submits to the Indemnitee a bona fide settlement offer that satisfies the requirements set forth in the proviso of the immediately preceding sentence and the Indemnitee refuses to consent to such settlement, then thereafter the Indemnitor’s liability to the Indemnitee with respect to such Third Party Claim shall not exceed the Indemnitor’s portion of the settlement amount included in such settlement offer, and the Indemnitee shall either assume the defense of such Third Party Claim or pay the Indemnitor’s attorney’s fees and other out-of-pocket costs incurred thereafter in continuing the defense of such Third Party Claim.
Section VI.5Direct Claims. The Indemnitor will have a period of thirty (30) calendar days within which to respond in writing to any claim by an Indemnitee on account of an Indemnifiable Loss that does not result from a Third Party Claim. If the Indemnitor does not so respond within such thirty (30) calendar day period, the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee will be entitled to pursue such remedies as may be available to the Indemnitee.
Section VI.6Certain Other Matters. Upon making any Indemnity Payment, Indemnitor will, to the extent of such Indemnity Payment, be subrogated to all rights of Indemnitee against any third Person (other than any Tax authority) in respect of the Indemnifiable Loss to which the Indemnity Payment related. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnitor will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation rights.
Article VII
TERMINATION
Section VII.1Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:
(a)by the Company or the Reinsurer in writing, if there shall be any Order that prohibits or restrains either Party from consummating the transactions contemplated hereby, and such Order, injunction or decree shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(a) shall have performed in all material respects its obligations under this Agreement, acted in good faith, and, if binding on such Party, used reasonable best efforts to prevent the entry of, and to remove, such Order in accordance with its obligations under this Agreement;

(b)by the Company or the Reinsurer in writing, if the Closing has not occurred on or prior to February 28, 2025 (the “Deadline Date”), unless the failure of the Closing to occur is the result of a material breach of this Agreement by the Party seeking to terminate this Agreement pursuant to this Section 8.1(b); provided that, if on the Deadline Date either of the conditions set forth in Section 6.1(a) or Section 6.3(d) has not been satisfied, upon the written notice of either Party to the other Party, the Deadline Date shall be extended to a date and time that is not later than 5:00 p.m., Eastern Time, on March 31, 2025;
(c)by either the Company or the Reinsurer (but only so long as the Company or the Reinsurer, as applicable, is not in material breach of its obligations under this Agreement) in writing, if a breach of any provision of this Agreement that has been committed by the other Party would cause the failure of any mutual condition to Closing or any condition to Closing for the benefit of the non-breaching Party and such breach is not subsequently waived by the non-breaching Party or, if capable of being cured, is not cured within thirty (30) calendar days after the breaching Party receives written notice from the non-breaching Party that the non-breaching Party intends to terminate this Agreement pursuant to this Section 8.1(c); or
(d)by mutual written consent of the Company and the Reinsurer.
Section VII.2Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become null and void and of no further force and effect without liability of either Party (or any Representative of such Party) to the other Party; provided that no such termination shall relieve a Party from liability for any breach of this Agreement prior to such termination. Notwithstanding the foregoing, Section 1.1, this Section 8.2 and Article IX shall survive termination hereof pursuant to Section 8.1. If this Agreement is terminated pursuant to Section 8.1, (a) the Reinsurer shall return all documents received from the Company, its Affiliates, and its Representatives relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the Company, and (b) all confidential information received by the Reinsurer with respect to the Company shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.
Article VIII
GENERAL PROVISIONS
Section VIII.1Fees and Expenses. Each Party shall, except as otherwise provided in this Agreement, pay its own Transaction Expenses incidental to preparing for, entering into, and carrying out the Transaction Agreements and the consummation of the transactions contemplated hereby.
Section VIII.2Notices. Notices and other communications required or permitted to be given under this Agreement shall be effective if in writing and (i) mailed by United States registered or certified mail, return receipt requested; (ii) delivered by overnight express mail; or (iii) delivered by electronic mail (unless the sender of such electronic mail receives a notice that such electronic mail is undeliverable or otherwise has not been received by the intended recipient(s)) to:

(a)if to the Reinsurer:
Clarendon National Insurance Company
150 Second Avenue North, 3rd Floor
St. Petersburg, FL 33701
Attn: Peter Calleo
Email: peter.calleo@enstargroup.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
1735 Market Street, Floor 23
Philadelphia, PA 19103
Attn: Robert C. Juelke
Email: bob.juelke@hoganlovells.com

(b)if to the Company:
SiriusPoint America Insurance Company
285 Fulton Street, Suite 47J
One World Trade Center
New York, NY 10007
Attn: Linda S. Lin, Chief Legal Officer
Email: linda.lin@siriuspt.com; legaldepartment@siriuspt.com

with a copy (which shall not constitute notice) to:

Mayer Brown LLP
1221 Avenue of the Americas
New York, NY 10020-10011
Attn: Vikram Sidhu
Email: vsidhu@mayerbrown.com

Either Party may change the names or addresses where notice is to be given by providing notice to the other Party of such change in accordance with this Section 9.2.

Section VIII.3Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the other Transaction Agreements and any other documents delivered pursuant thereto, constitute the entire agreement among the Parties and their respective Affiliates with respect to the subject matter hereof and thereof and supersede all prior negotiations, discussions, writings, agreements and understandings, oral and written, among the Parties with respect to the subject matter hereof and thereof.
Section VIII.4Waiver and Amendment. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by an instrument in writing signed by the Parties, or, in the case of a waiver, by the Party waiving compliance. No delay on the part of either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of either Party to insist on compliance with any obligation contained in this Agreement or to exercise any right or remedy hereunder shall not constitute a waiver of any right or remedy contained herein nor stop either Party from thereafter demanding full and complete compliance nor prevent either Party from exercising such right or remedy in the future. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
Section VIII.5Successors and Assigns. The rights and obligations of the Parties under this Agreement shall not be subject to assignment without the prior written consent of the other Party, and any attempted assignment without the prior written consent of the other Party shall be invalid ab initio. The terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the successors and permitted assigns of the Parties.
Section VIII.6Headings. The headings of the Sections and the Table of Contents have been inserted for convenience of reference only and shall not be deemed to constitute a part of this Agreement.
Section VIII.7Dispute Resolution.
(a)Except as set forth in Section 2.4, any dispute or difference arising out of or relating to this Agreement, the performance of the duties and obligations arising under this Agreement, or its termination, including any dispute regarding the applicability, interpretation, scope, or enforceability of this arbitration provision, shall be settled by binding arbitration and each Party agrees that it hereby waives its right to seek remedies in court, including the right to a jury trial. If more than one arbitration is initiated with respect to any of the Transaction Agreements, all such arbitration proceedings shall be consolidated into a single arbitration proceeding and administered under the first-initiated arbitration proceeding and shall occur in New York City, New York or another location if mutually agreed. Subject to any express provisions of this Section 9.7, the arbitration will be administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and the Parties agree that the arbitral award by the arbitrators shall be final and binding on the Parties. The Parties acknowledge that this Agreement evidences a transaction in commerce, and thus the Federal Arbitration Act (“FAA”), 9 U.S.C. §§ 1 et seq., shall govern the applicability, interpretation, scope, and enforcement of this agreement to arbitrate.
(b)The arbitration panel will consist of two (2) disinterested party-appointed arbitrators and an umpire. Arbitration shall be initiated by the delivery of a written notice of demand for arbitration by one (1) Party to the other Party sent by registered mail or its equivalent. Such notice of demand shall set out the reason for the request for arbitration, including a description of the factual basis for the dispute, the claims being asserted and the specific relief sought.

(c)Each Party shall each choose an arbitrator and the two (2) so appointed shall then appoint an umpire. If either Party refuses or neglects to appoint an arbitrator within thirty (30) calendar days after a request by the other to do so, the other Party may appoint both arbitrators. The two (2) arbitrators shall then agree on an impartial umpire within thirty (30) calendar days of their appointment. The arbitrators and umpire shall be active or retired officers of insurance or reinsurance companies and disinterested in the Company, the Reinsurer (or the Affiliates of either Party) and the outcome of the arbitration. Umpire candidates shall complete disclosure statements at the request of a Party.
(d)If the two (2) arbitrators do not agree on an umpire within sixty (60) calendar days of their appointment, the umpire shall be chosen in accordance with the procedures set forth in this Section 9.7(d). The Company and the Reinsurer shall each exchange within ten (10) calendar days thereafter five (5) names of individuals who are qualified to serve hereunder. Within seven (7) calendar days of the exchange of names, the Parties will agree an umpire questionnaire to be sent to the umpire candidates by the party arbitrators. Umpire candidates must return a fully completed questionnaire to the Parties within fourteen (14) calendar days from when the questionnaire was sent. If any individual fails to return a questionnaire within the required time period or refuses to serve, the Party whose candidate did not respond or cannot serve, shall within five (5) calendar days from the expiration of the period for return of the questionnaire or notice of the refusal to serve, replenish its candidate pool to five (5) individuals who could be qualified to serve hereunder and who shall answer the umpire questionnaire sent with the request to serve, within fourteen (14) calendar days from it being sent. After completion of this process, if there is one common individual chosen by the Parties, that individual shall serve as umpire. If there is more than one common individual chosen by the Parties, the Parties, unless they then agree to one individual, shall draw lots from among those chosen, and the individual chosen by lot shall act as umpire. If there are no common individuals chosen by the Parties, each shall rank each of ten (10) selected names in order of preference, with the number “1” being the most preferred and shall simultaneously notify the other Parties of such ranking on a mutually agreed date and time. The individual with the lowest total numerical ranking shall act as umpire. If the ranking results in a tie, the Parties shall draw lots from among the individuals tied for the lowest total numerical rank, and the individual chosen by lot shall act as umpire.
(e)The arbitration hearings shall be held in New York City, New York or another location if mutually agreed. Each Party shall submit its case to the arbitration panel within sixty (60) calendar days of the appointment of the umpire or within such longer periods as may be agreed by the Parties or directed by the arbitration panel.
(f)Each Party shall pay the fees and expenses of its own arbitrator. The Parties shall equally divide the fees and expenses of the umpire and other expenses of the arbitration, unless such fees and expenses are otherwise allocated by the arbitration panel. To the greatest extent permitted by Applicable Law, the arbitration panel is precluded from awarding punitive, treble or exemplary damages, however denominated; provided that in the event the relief sought by a Party includes indemnification for punitive, treble or exemplary damages paid or incurred by that Party, such amounts may be included in any award rendered by the panel. The panel shall have the power to award reasonable attorneys’ fees to either Party, including fees incurred in connection with the arbitration or any litigation commenced to stay or dismiss arbitration.
(g)Except as expressly permitted by this Agreement, no Party will commence or voluntarily participate in any Action concerning a dispute, except (x) for enforcement pursuant to the FAA, (y) to confirm, restrict, vacate or modify an arbitral decision pursuant to the FAA, or (z) for interim relief as provided in subsection (h) below.
(h)Notwithstanding any other provision to the contrary herein, and without waiver of any right to arbitrate a dispute, either Party may seek a temporary restraining order or preliminary injunctive relief if necessary to preserve the status quo ante or prevent an irreparable harm pending determination of the dispute in arbitration. This provision shall not in any way limit such other remedies as may be available to either Party at law or in equity in arbitration.
Section VIII.8Governing Law. This Agreement and any dispute arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s principles of conflict of laws that could compel the application of the laws of another jurisdiction.
Section VIII.9Enforcement of Arbitration Award; Service of Suit.
(a)Nothing is this Section 9.9 will be construed to override the provisions of Section 9.7. This Section 9.9 is intended as an aid to compel arbitration, or enforce such arbitration, or arbitral award, and not as an alternative to Section 9.7 for resolving disputes arising out of this Agreement.
(b)In the event of the failure of the Company to perform its obligations under Section 9.7 (including under a binding arbitral award), or if the Reinsurer seeks confirmation, vacatur, or modification of the binding arbitral award pursuant to the FAA, the Reinsurer shall have the right to submit, and the Company hereby agrees to waive any jurisdictional challenge to such submission to the jurisdiction of courts of the State of New York sitting in the County of New York, the federal courts for the Southern District of New York, and appellate courts having jurisdiction for appeals from any of the foregoing; provided that nothing in the foregoing constitutes or should be understood to constitute a waiver of the Company’s rights to, solely in connection with such Action brought by the Reinsurer under this Section 9.9 or the Company’s rights under this Section 9.9, commence an Action in any court of competent jurisdiction in the United States, to remove an Action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or any state in the United States. The Company, once the appropriate court is selected, whether such court is the one originally chosen by the Reinsurer and hereby accepted by the Company or is determined by removal, transfer, or otherwise, as provided for above, shall comply with all requirements necessary to give said court jurisdiction and, in any suit instituted against the Company pursuant to this Section 9.9, shall abide by the final decision of such court or of any appellate court in the event of an appeal. In any such action under this subsection, the Parties agree that, to the greatest extent permitted by Applicable Law, to waive any right to trial by jury.

(c)Unless the Company designates a different party in writing, service of process in any suit relating to this Agreement may be made upon Mayer Brown LLP, 1221 Avenue of the Americas, New York, New York 10020-10011, which is hereby authorized and directed to accept service of process on behalf of the Company in any such suit.
(d)In the event of the failure of the Reinsurer to perform its obligations under Section 9.7 (including under a binding arbitral award), or if the Company seeks confirmation, vacatur, or modification of the binding arbitral award pursuant to the FAA, the Company shall have the right to submit, and the Reinsurer hereby agrees to waive any jurisdictional challenge to such submission to the jurisdiction of courts of the State of New York sitting in the County of New York, the federal courts for the Southern District of New York, and appellate courts having jurisdiction for appeals from any of the foregoing; provided that nothing in the foregoing constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to, solely in connection with such Action brought by the Company under this Section 9.9 or the Reinsurer’s rights under this Section 9.9, commence an Action in any court of competent jurisdiction in the United States, to remove an Action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or any state in the United States. The Reinsurer, once the appropriate court is selected, whether such court is the one originally chosen by the Company and hereby accepted by the Reinsurer or is determined by removal, transfer, or otherwise, as provided for above, shall comply with all requirements necessary to give said court jurisdiction and, in any suit instituted against the Reinsurer pursuant to this Section 9.9, shall abide by the final decision of such court or of any appellate court in the event of an appeal. In any such action under this subsection, the Parties agree that, to the greatest extent permitted by Applicable Law, to waive any right to trial by jury.
(e)Unless the Reinsurer designates a different party in writing, service of process in such suit may be made upon Enstar (US) Inc. at 150 Second Avenue North, 3rd Floor, St. Petersburg, Florida 33701, Attention: Litigation Department, which is hereby authorized and directed to accept service of process on behalf of the Reinsurer in any such suit.
Section VIII.10Third Party Beneficiaries. Except as set forth in Article VII with respect to the Reinsurer Indemnified Persons and the Company Indemnified Persons, this Agreement is not intended to confer upon any Person other than the Parties any rights or remedies.
Section VIII.11Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument binding upon all of the Parties notwithstanding the fact that all Parties are not signatory to the original or the same counterpart. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the Parties. Each counterpart may be delivered by facsimile, email (with PDF attachment), DocuSign, or other electronic transmission, which shall be deemed delivery of an originally executed document.
Section VIII.12Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms and provisions of this Agreement in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable. In the event of such invalidity or unenforceability of any term or provision of this Agreement, the Parties shall use their commercially reasonable efforts to reform such terms or provisions to carry out the commercial intent of the Parties as reflected herein, while curing the circumstance giving rise to the invalidity or unenforceability of such term or provision.
Section VIII.13Currency. All financial data required to be provided pursuant to the terms of this Agreement shall be expressed in United States dollars. All payments and all settlements of account between the Parties shall be in United States currency unless otherwise agreed by the Parties.
Section VIII.14Construction.
(a)Any reference herein to “days” (as opposed to “Business Days”) shall be deemed to mean calendar days.
(b)Any reference herein to a “consent” shall be deemed to mean prior written consent.
(c)Any reference herein to “notice” shall be deemed to mean prior written notice.
(d)Any reference herein to “including” and words of similar import shall mean “including without limitation,” unless otherwise specified.
(e)When a reference is made in this Agreement to a Section, Exhibit, or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement, unless otherwise indicated.
(f)Unless otherwise specified, all references herein to any agreement, instrument, statute, rule, or regulation are to the agreement, instrument, statute, rule, or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, includes any rules and regulations promulgated under said statutes) and to any section of any statute, rule, or regulation, including any successor to said section.
(g)Any fact or item disclosed in any section of each of the Reinsurer Disclosure Schedule or the Company Disclosure Schedule (together, the “Disclosure Schedules”) shall be deemed disclosed in all other sections of such Disclosure Schedules to the extent the applicability of such fact or item to such other section of such Disclosure Schedules is reasonably apparent on its face. Disclosure of any item in the Reinsurer Disclosure Schedule or the Company Disclosure Schedule, as the case may be, shall not be deemed an admission that such item represents a material item, fact, exception of fact, event, or circumstance or that occurrence or non-occurrence of any change or effect related to such item would, individually or in the aggregate, reasonably be expected to be material or to have a Material Adverse Effect.
(h)The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(i)Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.
(j)All time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the date on which the period commences and including the date on which the period ends and by extending the period to the first succeeding Business Day if the last day of the period is not a Business Day.
(k)This Agreement has been fully negotiated by the Parties and shall not be construed by any Governmental Authority or other Person against either Party by virtue of the fact that such Party was the drafting Party.
Section VIII.15Certain Limitations.
(a)Notwithstanding anything to the contrary contained herein, the other Transaction Agreements, the Company Disclosure Schedule, or any of the Schedules or Exhibits hereto or thereto, the Reinsurer acknowledges and agrees that neither the Company nor any of its Affiliates, nor any Representative of any of them, makes or has made, and the Reinsurer has not relied on, any inducement, promise, representation or warranty, oral or written, express or implied, other than except as expressly made by the Company in Article III. Without limiting the generality of the foregoing, other than as expressly set forth in Article III, no Person has made any representation or warranty to the Reinsurer with respect to the Subject Business or any other matter, including with respect to (i) the probable success or profitability of the Subject Business after the Closing, or (ii) any information, documents, or material made available to the Reinsurer, its Affiliates, or their respective Representatives in the Data Room, electronic mails, information memoranda, management presentations, functional “break-out” discussions, or in any other form or forum in connection with the transactions contemplated by this Agreement, including any estimation, valuation, appraisal, projection, or forecast. With respect to any such estimation, valuation, appraisal, projection, or forecast (including any confidential information memoranda prepared by or on behalf of the Company in connection with the transactions contemplated by this Agreement), the Reinsurer acknowledges that: (i) there are uncertainties inherent in attempting to make such estimations, valuations, appraisals, projections, and forecasts; (ii) it is familiar with such uncertainties; (iii) it is not acting and has not acted in reliance on any such estimation valuation, appraisal, projection, or forecast delivered by or on behalf of the Company to the Reinsurer, its Affiliates or their respective Representatives; (iv) such estimations, valuations, appraisals, projections, and forecasts are not and shall not be deemed to be representations or warranties of the Company or any of its Affiliates; and (v) it shall have no claim against any Person with respect to any such valuation, appraisal, projection, or forecast.

(b)The Company makes no express or implied representation or warranty hereby or otherwise under this Agreement or the transactions contemplated hereunder (a) as to the future experience, success or profitability of the Subject Business, whether or not conducted in a manner similar to the manner in which such business was conducted prior to the Closing, (b) that the reserves held in connection with the Subject Business or the assets supporting such reserves have been or will be adequate or sufficient for the purposes for which they were established, or (c) except as set forth in Section 3.9, that such reserves were calculated, established, or determined in accordance with any actuarial, statutory, or other standard.
(c)The Reinsurer further acknowledges and agrees that it (i) has made its own inquiry and investigation into and, based thereon, has formed an independent judgment concerning the Subject Business, (ii) has been provided adequate access to such information as it has deemed necessary to enable it to form such independent judgment, (iii) has had such time as it deems necessary and appropriate to fully and completely review and analyze such information, documents, and other materials, and (iv) has been provided an opportunity to ask questions of the Company with respect to such information, documents, and other materials and has received answers to such questions that it considers satisfactory.

(signature page follows)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers, all as of the date first written above.

SIRIUSPOINT AMERICA INSURANCE COMPANY

By:    /s/ Paul Mihulka
Name:    Paul Mihulka
Title:    President

CLARENDON NATIONAL INSURANCE COMPANY

By:    /s/ Robert Redpath
Name: Robert Redpath
Title: Senior Vice President
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